                                                                      Exhibit 99

                                     CONTACT: Curtis Lightburn
                                              Vice President, Investor Relations
                                              813-829-2408
                                              cglightburn@intermedia.com

                                              Alan Hill
                                              Director, Public Relations
                                              813-829-4409
                                              jahill@intermedia.com


                       INTERMEDIA COMMUNICATIONS ANNOUNCES
                              FIRST QUARTER RESULTS


                   QUARTERLY REVENUE GROWS 28% TO $262 MILLION
  INTERMEDIA INSTALLS 65,000 ACCESS LINES AND REDUCES DEBT BY OVER $550 MILLION


TAMPA, FL - MAY 3, 2000 - Intermedia Communications Inc. (Nasdaq: ICIX) today announced record revenue of $261.7 million for the quarter ending March 31, 2000. Consolidated EBITDA for the quarter was $15.2 million.

"Intermedia continues to post better than expected financial and operating results," said David C. Ruberg, Intermedia's chairman, president and chief executive officer. "More importantly, the underlying trends in our business combined with our assets and core competencies give us great confidence in our ability to post increasingly strong results going forward."

SUMMARY OF FIRST QUARTER 2000 RESULTS

Revenue for the first quarter of $261.7 million was up 28 percent over first quarter 1999 revenue of $204.7 million.

Consolidated EBITDA for the first quarter was positive $15.2 million, including EBITDA losses of $15.1 million at Digex.

Intermedia and Digex also raised a total of $1.4 billion in capital as a result of equity investments by KKR in Intermedia and by Compaq and Microsoft in Digex, as well as a secondary offering of Digex common stock, and a sale of a portion of Intermedia's investment in Digex. The sale by Intermedia of stock in Digex resulted in a gain on sale of approximately $841 million, net of tax in the first quarter of 2000.

"Intermedia made a number of moves which dramatically strengthen our position financially and strategically," said Robert M. Manning, Intermedia's chief financial officer. "At the end of the quarter, we had $1.3 billion in cash on hand. Consistent with our previous announcement, we have recently used a portion of the offering proceeds of our sale of Digex stock to reduce our debt levels by over $550 million. Our strong capital position, improved balance sheet and better operational performance, put us in a strong position to continue to accelerate our growth organically. Furthermore, the market demand for our unifiedvoice.net(sm) product and our accelerated rate of installations give us confidence that we will continue to scale our business."





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REVENUE ANALYSIS

Data, Internet and Web Hosting

Data, Internet and Web Hosting services continued its strong growth. Revenue for the first quarter grew to $114.5 million, up from $78.4 million in the year ago period.

Revenue grew in all categories, and was led by revenue growth at Digex, which grew 198 percent year-over-year to $28.0 million in the first quarter versus $9.4 million in the first quarter of 1999. Frame Relay, ATM and Internet revenue grew strongly year-over-year as a function of increasing demand for higher bandwidth connections, customer migration to fully managed networks and rapid increases from Intermedia's strategic partner channel.

Intermedia increased its Frame and ATM switches by eight in the quarter to 193, and its Network to Network Data Interconnections (NNIs) by 78 to 959, by far the most of any provider in the country. Intermedia also entered into an agreement with equipment manufacturer Advanced Switching Communications, Inc. which will enable the Company to deliver the industry's first multi-link frame relay access solution.

Local Access and Voice

Local Access and Voice revenues for the first quarter grew to $108.5 million versus $102.3 million in the first quarter of 1999.

In the first quarter, Intermedia increased access lines in service by 65,019, bringing the total in service at the end of the quarter to 566,113. All of the additions were on-switch. At the end of the first quarter, 89 percent of lines in service were on-switch, up from 87 percent at the end of the fourth quarter and up from 74 percent one year ago.

Intermedia increased its on-net building count by 39 to 4,437. Intermedia's Advanced Building Networks (ABN) unit is now operational in 667 buildings, reflecting the turn up of services in 17 new buildings during the quarter. Intermedia has deployed DSLAMs in 280 of these buildings.

Intermedia has implemented a Sonus Networks "soft-switch" for capacity expansion in Miami. This allows Intermedia to offer IP based voice and broadband data and Internet services and leverage its network architecture in a capital efficient manner.

Systems Integration

Systems Integration revenue for the quarter grew to $38.6 million from $24.0 million in the year ago period as a function of sales force expansion and market share gains.

STRATEGIC FINANCINGS

In the first quarter of 2000, Intermedia received a strategic investment of $200 million from a fund managed by Kohlberg Kravis Roberts & Co. Further, Digex received strategic investments from Compaq and Microsoft totaling $100 million.




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Also in the first quarter, Intermedia and Digex completed the sale of 12.65 million shares of Digex (Nasdaq: DIGX) common stock raising $1.1 billion in gross proceeds. 10.65 million shares were sold by Intermedia, and 2.0 million shares were issued by Digex. For Digex, the proceeds will be used to fund the growth of its business. For Intermedia, a significant portion of the proceeds has been used to reduce Intermedia's debt levels. Intermedia owns 39.35 million shares of Digex stock and continues to be the majority owner.

OUTLOOK

"I believe the opportunities for Intermedia that are being presented by the Networked Economy are bigger and better than ever," added Ruberg. "By aligning with KKR, and with Compaq and Microsoft at Digex, we have considerably strengthened our strategic and financial position. Combined with our competitive strengths and core competencies in data and Internet services, I am confident in our ability to execute on our business plan and deliver superior shareholder returns."

EBITDA consists of earnings before interest and other income, deferred compensation, income taxes, depreciation, amortization and charges for in-process R & D and business restructuring, integration and other expenses. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA presented herein may not be comparable to similarly titled measures used by other companies.

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10-K Annual Report for its fiscal year ended December 31, 1999, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

ABOUT INTERMEDIA
Intermedia provides integrated solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet solutions and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

Intermedia is one of the top 5 Internet services providers (ISPs) to businesses and is consistently rated at or near the top of all ISPs for network performance and customer services by such industry publications as Keynote and Boardwatch. Intermedia is headquartered in Tampa, Florida. Intermedia can be found on the World Wide Web at www.intermedia.com.

INTERNET USERS: Intermedia news releases, investor contacts and other useful information are available on Intermedia's Web site at www.intermedia.com. To receive news releases by e-mail or to request that information be mailed to you, please visit the Investor Relations section of the Web site, and go to the "Request Information" link.

                                      # # #

                         INTERMEDIA COMMUNICATIONS INC.
                       Financial and Operating Highlights
                 (In thousands, except share and operating data)


                                                                        Three Months Ended
                                                                             March 31,
                                                                 -------------------------------
                                                                     2000               1999
                                                                 ------------       ------------
                                                                  (unaudited)        (unaudited)
Revenues:
  Local Access and Voice                                         $    108,544       $    102,257
  Data, Internet and Web Hosting                                      114,527             78,431
  Integration Services                                                 38,623             24,034
                                                                 ------------       ------------
    Total revenues                                                    261,694            204,722

Expenses:
  Network operations                                                   90,169             93,908
  Facilities administration and maintenance                            38,015             22,634
  Cost of goods sold                                                   26,689             15,804
  Selling, general and administrative                                  91,647             57,295
  Depreciation and amortization                                        89,310             71,611
  Deferred compensation                                                 3,664                 21
  Business restructuring, integration and other charges                 2,630              5,399
                                                                 ------------       ------------
    Total operating expenses                                          342,124            266,672
                                                                 ------------       ------------
Loss from operations                                                  (80,430)           (61,950)

Other income (expense):
  Interest expense                                                    (72,933)           (62,178)
  Interest and other income                                           878,139              6,558
                                                                 ------------       ------------
Net income (loss) before minority interest and income taxes           724,776           (117,570)
Provision for income taxes                                             23,423
                                                                 ------------       ------------
Income (loss) before minority interest                                701,353           (117,570)
Minority interest in net loss of subsidiary                             8,299
                                                                 ------------       ------------
Net income (loss)                                                     709,652           (117,570)
Preferred stock dividends and accretions                              (25,946)           (22,483)
                                                                 ------------       ------------
Net income (loss) attributable to common stockholders            $    683,706       $   (140,053)
                                                                 ============       ============

Net income (loss) per common share:

Net (loss) attributable to common stockholders before
   restructuring and gain on sale of Digex stock                 $      (2.94)      $      (2.73)
Gain on sale of Digex stock, net of income taxes                        16.00
Charge for business restructuring, integration and
      other charges                                                     (0.05)             (0.11)
                                                                 ------------       ------------
Basic net income (loss) per common share                         $      13.01       $      (2.84)
                                                                 ============       ============

Diluted net income (loss) per common share                       $       9.02       $      (2.84)
                                                                 ============       ============
Shares used in computing basic and diluted net
     Income (loss) per share:
     Basic                                                         52,545,409         49,352,830
     Diluted                                                       77,010,101         49,352,830

EBITDA (1)                                                       $     15,174       $     15,081

Operating Data: (2)

                                                                 March 31, 2000   December 31, 1999
                                                                 --------------   -----------------
Data, Internet and Web Hosting Assets
      Web hosting servers                                               2,911              2,311
      Data switches in operation                                          193                185
      NNI connections                                                     959                881

Access and Voice Assets
      Buildings (3)                                                     4,437              4,398
      Voice switches in operation                                          29                 29
      Access line equivalents                                         566,113            501,094

      Employees                                                         5,423              5,073

(1) EBITDA before certain charges consists of earnings (net loss before minority interest) before interest and other income, deferred compensation, income taxes, depreciation, amortization, charges for in-process R&D and business restructuring, integration and other expenses. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA before certain charges presented herein may not be comparable to similarly titled measures used by other companies.

(2) Amounts reflected in the table are based upon information contained in the Company's operating records.

(3) Includes both on-net direct connections with Intermedia-owned fiber optic cable and on-net extended high capacity connections with leased circuits.